Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Second Quarter
and First Half 2020 Results

Second quarter 2020 net sales declined 3.6% versus the second quarter of 2019, with physical case volume up 0.6% for the quarter(a).

Gross profit decreased $6.5 million, or 1.5%, in the second quarter of 2020. Gross margin improved 80 basis points due to favorable commodity costs.

Second quarter 2020 income from operations was $83.1 million, up $15.9 million. On an adjusted(b) basis, income from operations increased $4.2 million versus the second quarter of 2019.

Key Results

	Second Quarter			First Half
(in millions, except per share data)	2020	2019	Change	2020	2019	Change
Physical case volume	91.1	90.5	0.6%	174.0	168.7	3.1%
Net sales	$1,227.2	$1,273.7	(3.6)%	$2,400.2	$2,376.6	1.0%
Gross profit	$429.3	$435.8	(1.5)%	$834.6	$825.1	1.2%
Gross margin	35.0%	34.2%		34.8%	34.7%
Income from operations	$83.1	$67.2	23.7%	$115.9	$87.4	32.7%
Basic net income per share	$4.23	$1.64	$2.59	$5.79	$0.91	$4.88

Retail Beverage Sales	Second Quarter			First Half
(in millions)	2020	2019	Change	2020	2019	Change
Sparkling bottle/can	$694.2	$664.9	4.4%	$1,324.9	$1,260.6	5.1%
Still bottle/can	$397.0	$416.6	(4.7)%	$769.8	$753.6	2.2%
Fountain(c)	$22.5	$51.8	(56.6)%	$63.6	$94.6	(32.8)%

Second Quarter and First Half 2020 Review

CHARLOTTE, August 4, 2020 – Coca-Cola Consolidated, Inc. (NASDAQ:COKE) today reported operating results for the second quarter and first half ended June 28, 2020.

“I am extremely pleased with our strong second quarter operating results in light of the significant COVID-19-related operating challenges we faced during the quarter,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Consumer buying patterns and overall demand for our products have shifted rapidly over the past four months as consumers adapted to the closings and staged re-openings of our local economies. I am proud of all of our teammates and how they have worked tirelessly to keep our products available and serve our communities, customers and consumers with excellence.”

Physical case volume increased 0.6% in the second quarter of 2020. COVID-19-related stay-at-home orders resulted in extreme volatility in our revenue and physical case sales during the quarter as the shift towards multi-serve packages sold in larger retail stores caused by the closure of on-premise outlets that started during March continued during the second quarter of 2020. Volume was strong in our Sparkling category, increasing 3.7% in the second quarter of 2020. Still beverage volume declined 6.6%, as convenience retail and on-premise outlets were negatively impacted by less consumer traffic. Our Still beverage portfolio relies more heavily on single-serve sales in our small stores and accounts where our products are consumed on-premise. Consumer demand was highly volatile during the quarter but improved sequentially as stay-at-home orders were lifted and local economies re-opened. The chart shown below details our bottle/can physical case sales volume performance by month and illustrates the improvement we saw during the quarter. We don't expect the demand experienced in June to sustain itself in future months, but we are encouraged by the volume growth generated in the second quarter of 2020.

Bottle/can physical case volume (in 000's)
	April	May	June	Second Quarter
2020	25,148	29,493	36,413	91,054
2019	26,785	28,939	34,788	90,512
Change	(1,637)	554	1,625	542
% Change	(6.1)%	1.9%	4.7%	0.6%

Revenue decreased 3.6% in the second quarter of 2020. Revenue from our bottle/can Sparkling beverages increased 4.4% in the second quarter of 2020, driven primarily by volume growth and price realization within this category. Revenue from our Still beverages declined 4.7% in the second quarter of 2020 as a result of lower sales volume in small store and on-premise outlets. Revenue from fountain syrup, which is primarily sold through restaurants, convenience stores, amusement parks, and other on-premise outlets, declined $29.3 million, or 56.6%, during the second quarter of 2020. The significant decline in fountain syrup revenue is a direct result of the previously mentioned stay-at-home orders. For the first half of 2020, revenue increased $23.7 million, or 1.0%. While sales within our Sparkling and Still categories grew 5.1% and 2.2% for the first half of 2020, respectively, fountain syrup sales decreased 32.8%.

Gross profit decreased $6.5 million, or 1.5%, in the second quarter of 2020, while gross margin increased 80 basis points to 35.0%, primarily driven by a shift in our product mix to Sparkling take home packages which generally carry a lower per case gross profit than immediate consumption packages. The negative mix impact was partially offset by commodity price favorability and favorable manufacturing costs. On an adjusted(b) basis, gross profit declined $13.2 million, or 3.0%, in the second quarter of 2020. Adjusted(b) gross margin increased 20 basis points to 34.9% primarily as a result of favorable commodity prices. Gross profit for the first half of 2020 increased $9.5 million, or 1.2%. On an adjusted(b) basis, gross profit increased $8.8 million compared to the first half of 2019, while adjusted(b) gross margin was 34.8%, consistent with the prior year period.

“The rapid changes in consumer demand we faced in March and during the second quarter required us to make swift changes to our operating model, significantly reduce discretionary spending and make investments to ensure the health and safety of our teammates and customers,” said Dave Katz, President and Chief Operating Officer. “While our business experienced a severe downturn in sales during April, consumer demand rebounded in May and continued to strengthen in June. We are fortunate to be in the Coca-Cola bottling business where our strong brands, loyal customers and consumers and exceptional teammates have enabled us to deliver strong growth during such a challenging time.”

Selling, delivery and administrative (“SD&A”) expenses in the second quarter of 2020 decreased $22.4 million, or 6.1%. SD&A expenses as a percentage of net sales decreased 70 basis points in the second quarter of 2020. Adjusted(b) SD&A expenses in the second quarter of 2020 decreased $17.4 million, or 4.8%. The decrease in SD&A expenses relates to lower labor costs as a result of adjustments we made to our operating model in response to COVID-19-related impacts on our business. Additionally, we generated favorable results in a number of expense categories due to reductions in local market activity and diligent management of our variable operating expenses. SD&A expenses in the first half of 2020 decreased $19.1 million, or 2.6%. SD&A expenses as a percentage of net sales decreased 110 basis points in the first half of 2020 as compared to the first half of 2019.

“We are optimistic that the strong actions we have already taken along with continued steady consumer demand will enable us to deliver very solid full year operating results,” Mr. Katz continued. “However, we are very mindful of the rapidly changing environment we find ourselves in and we will continue to adjust our operations accordingly.”

Income from operations in the second quarter of 2020 was $83.1 million, compared to $67.2 million in the second quarter of 2019, an increase of 23.7%. Adjusted(b) income from operations in the second quarter of

2020 was $81.7 million, an increase of 5.4%. For the first half of 2020, income from operations increased $28.6 million to $115.9 million. Adjusted(b) income from operations in the first half of 2020 was $118.5 million, an increase of $20.2 million, or 20.5% compared to the first half of 2019.

Net income in the second quarter of 2020 was $39.6 million, compared to $15.4 million in the second quarter of 2019, an improvement of $24.2 million. Net income for the second quarter of 2020 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven by changes in future cash flow projections. Fair value adjustments to this liability are non-cash in nature and a routine part of our quarterly financial closing process. Net income increased $45.7 million for the first half of 2020 to $54.2 million as compared to the first half of 2019.

Cash flows provided by operations for the first half of 2020 were $229.0 million, compared to $88.6 million for the first half of 2019. The significant increase in operating cash flows for the first half of 2020 is a result of our strong operating performance and working capital improvement, primarily related to inventory and timing of accounts payable.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the results for the second quarter ended June 28, 2020 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.
(c) Fountain syrups are dispensed through equipment that mixes with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For 118 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and deliver beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors to approximately 66 million consumers in territories spanning 14 states and the District of Columbia. Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause Coca-Cola Consolidated’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages, including concerns related to obesity and health concerns; unfavorable changes in the general economy; the impact of the COVID-19 pandemic; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers; incremental risks resulting from increased purchases of finished goods; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in the cost of labor and employment matters, product liability claims or product recalls; technology failures or cyberattacks; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations with unionized employees; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; the impact of volatility in the financial markets on access to the credit markets; changes in the inputs used to calculate our acquisition related contingent consideration liability; and the concentration of our capital stock ownership. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and in “Item 1A. Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2020. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them except as required by law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Second Quarter		First Half
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$1,227,215	$1,273,659	$2,400,236	$2,376,571
Cost of sales	797,914	837,880	1,565,640	1,551,484
Gross profit	429,301	435,779	834,596	825,087
Selling, delivery and administrative expenses	346,183	368,565	718,657	737,719
Income from operations	83,118	67,214	115,939	87,368
Interest expense, net	9,184	11,995	18,745	24,881
Other expense, net	16,134	31,181	18,432	47,032
Income before income taxes	57,800	24,038	78,762	15,455
Income tax expense	15,187	7,182	20,548	4,177
Net income	42,613	16,856	58,214	11,278
Less: Net income attributable to noncontrolling interest	3,044	1,486	3,983	2,739
Net income attributable to Coca-Cola Consolidated, Inc.	$39,569	$15,370	$54,231	$8,539

Basic net income per share based on net income attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$4.23	$1.64	$5.79	$0.91
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$4.23	$1.64	$5.79	$0.91
Weighted average number of Class B Common Stock shares outstanding	2,232	2,232	2,232	2,225

Diluted net income per share based on net income attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$4.19	$1.64	$5.74	$0.91
Weighted average number of Common Stock shares outstanding – assuming dilution	9,440	9,421	9,440	9,415

Class B Common Stock	$4.18	$1.63	$5.73	$0.90
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,299	2,280	2,299	2,274

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 28, 2020	December 29, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$77,550	$9,614
Trade accounts receivable, net	450,718	419,770
Accounts receivable, other	88,545	105,505
Inventories	211,128	225,926
Prepaid expenses and other current assets	72,170	69,461
Total current assets	900,111	830,276
Property, plant and equipment, net	985,178	997,403
Right-of-use assets - operating leases	134,315	111,376
Leased property under financing leases, net	11,573	17,960
Other assets	109,822	113,269
Goodwill	165,903	165,903
Other identifiable intangible assets, net	877,678	890,739
Total assets	$3,184,580	$3,126,926

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$17,602	$15,024
Current portion of obligations under financing leases	4,070	9,403
Accounts payable and accrued expenses	612,558	597,768
Total current liabilities	634,230	622,195
Deferred income taxes	147,101	125,130
Pension and postretirement benefit obligations and other liabilities	792,508	783,397
Noncurrent portion of obligations under operating leases	122,053	97,765
Noncurrent portion of obligations under financing leases	12,949	17,403
Long-term debt	970,174	1,029,920
Total liabilities	2,679,015	2,675,810

Equity:
Stockholders’ equity	397,418	346,952
Noncontrolling interest	108,147	104,164
Total liabilities and equity	$3,184,580	$3,126,926

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Half
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$58,214	$11,278
Depreciation expense, amortization of intangible assets and deferred proceeds, net	86,396	90,828
Fair value adjustment of acquisition related contingent consideration	15,260	43,268
Deferred income taxes	21,670	4,324
Stock compensation expense	—	2,045
Change in assets and liabilities	44,203	(69,543)
Other	3,260	6,386
Net cash provided by operating activities	$229,003	$88,586

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(72,886)	$(57,581)
Other	182	(4,317)
Net cash used in investing activities	$(72,704)	$(61,898)

Cash Flows from Financing Activities:
Payments on revolving credit facility, term loan facility and senior notes	$(295,000)	$(318,839)
Borrowings under revolving credit facility and proceeds from issuance of senior notes	235,000	306,339
Payments of acquisition related contingent consideration	(20,531)	(12,836)
Cash dividends paid	(4,686)	(4,682)
Principal payments on financing obligations	(3,001)	(4,261)
Debt issuance fees	(145)	(265)
Net cash used in financing activities	$(88,363)	$(34,544)

Net increase (decrease) in cash during period	$67,936	$(7,856)
Cash at beginning of period	9,614	13,548
Cash at end of period	$77,550	$5,692

NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Second Quarter 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$429,301	$346,183	$83,118	$57,800	$39,569	$4.23
Fair value adjustment of acquisition related contingent consideration	—	—	—	14,548	10,941	1.16
Fair value adjustments for commodity hedges	(1,266)	805	(2,071)	(2,071)	(1,557)	(0.17)
Supply chain and asset optimization	671	30	641	641	482	0.05
Other tax adjustments	—	—	—	—	(511)	(0.05)
Total reconciling items	(595)	835	(1,430)	13,118	9,355	0.99
Adjusted results (non-GAAP)	$428,706	$347,018	$81,688	$70,918	$48,924	$5.22

	Second Quarter 2019
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$435,779	$368,565	$67,214	$24,038	$15,370	$1.64
System transformation expenses	—	(2,185)	2,185	2,185	1,643	0.18
Fair value adjustment of acquisition related contingent consideration	—	—	—	29,222	21,975	2.34
Fair value adjustments for commodity hedges	4,874	(66)	4,940	4,940	3,715	0.40
Capitalization threshold change for certain assets	—	(1,903)	1,903	1,903	1,431	0.15
Supply chain and asset optimization	1,294	—	1,294	1,294	973	0.10
Other tax adjustments	—	—	—	—	(2,815)	(0.30)
Total reconciling items	6,168	(4,154)	10,322	39,544	26,922	2.87
Adjusted results (non-GAAP)	$441,947	$364,411	$77,536	$63,582	$42,292	$4.51

	First Half 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$834,596	$718,657	$115,939	$78,762	$54,231	$5.79
Fair value adjustment of acquisition related contingent consideration	—	—	—	15,260	11,476	1.22
Fair value adjustments for commodity hedges	270	(1,524)	1,794	1,794	1,349	0.14
Supply chain and asset optimization	1,319	601	718	718	540	0.06
Other tax adjustments	—	—	—	—	(682)	(0.07)
Total reconciling items	1,589	(923)	2,512	17,772	12,683	1.35
Adjusted results (non-GAAP)	$836,185	$717,734	$118,451	$96,534	$66,914	$7.14

	First Half 2019
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$825,087	$737,719	$87,368	$15,455	$8,539	$0.91
System transformation expenses	—	(6,915)	6,915	6,915	5,200	0.56
Fair value adjustment of acquisition related contingent consideration	—	—	—	43,268	32,538	3.47
Fair value adjustments for commodity hedges	969	2,649	(1,680)	(1,680)	(1,263)	(0.13)
Capitalization threshold change for certain assets	—	(4,379)	4,379	4,379	3,293	0.35
Supply chain and asset optimization	1,294	—	1,294	1,294	973	0.10
Other tax adjustments	—	—	—	—	(3,660)	(0.39)
Total reconciling items	2,263	(8,645)	10,908	54,176	37,081	3.96
Adjusted results (non-GAAP)	$827,350	$729,074	$98,276	$69,631	$45,620	$4.87

(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.